ARC Reports Year-Over-Year Increases in Adjusted EBITDA and Cash Flow from Operations in First Quarter

SAN RAMON, CA – (May 4, 2021) – ARC Document Solutions, Inc. (NYSE: ARC), a leading document solutions provider to professionals in the design, marketing, commercial real estate, construction and related fields, today reported its financial results for the first quarter ended March 31, 2021.

Financial Highlights:
	Three Months Ended
	March 31,
(All dollar amounts in millions, except EPS)	2021	2020
Net sales	$61.7	$88.4
Gross margin	30.4%	31.2%
Net income attributable to ARC	$0.8	$0.7
Adjusted net income attributable to ARC	$0.9	$1.2
Earnings per share - Diluted	$0.02	$0.02
Adjusted earnings per share - Diluted	$0.02	$0.03
Cash provided by operating activities	$5.4	$2.8
EBITDA	$8.4	$10.9
Adjusted EBITDA	$8.8	$11.4
Capital Expenditures	$0.6	$1.1
Debt & finance leases (including current)	$88.4	$121.7

Management Commentary:
“The company remained resilient and responsive throughout the first quarter as demonstrated by our EBITDA and cash generation performance, and we re-established our momentum after a challenging quarter of sales,” said Suri Suriyakumar, Chairman, President and CEO of ARC. “The weather in February took everyone by surprise, but solid demand for our services resumed in March. The growing diversity of our market continues to provide us with new opportunities to expand our customer base and focus on growing it well-beyond the construction vertical."

“The new cost structure we established over the past year has provided us with a solid base to work from,” said Jorge Avalos, Chief Financial Officer of ARC. “In addition to increased EBITDA margins, continuing strength in cash flow from operations, and a solid performance in earnings per share, we renewed the foundations of our capital structure with a very favorable credit facility that leaves us well-positioned for growth over the next five years.”

2021 First Quarter Supplemental Information:
Net sales were $61.7 million, a 30.2% decrease compared to the first quarter of 2020.
Cash & cash equivalents on the consolidated balance sheet in the first quarter 2021 were $49.5 million.
Days sales outstanding were 54 in Q1 2021 and in Q1 2020.

Architectural, engineering, construction and building owner/operators (AEC/O) customers comprised approximately 67% of total net sales, while customers outside of construction made up approximately 33% of total net sales.

The number of manged print services (MPS) locations dropped by approximately 200 locations year over year to approximately 10,750 as of March 31, 2021.

Net Revenue

In millions	1Q 2021	FYE 2020	4Q 2020	3Q 2020	2Q 2020	1Q 2020
Total net revenue	$61.7	$289.5	$64.3	$72.4	$64.3	$88.4
For the first quarter 2021, net sales decreased 30.2%, compared to the same period in 2020 primarily due to the negative impact of the COVID-19 pandemic on revenues from all of our service offerings, as well as the disruptive effects of severe winter weather in much of the country during the month of February. The material decline in our net sales began in March 2020 when shelter-at-home orders were put in place by several states in the U.S. following the World Health Organization's declaration of COVID-19 as a pandemic.
Revenue by Business Lines

In millions	1Q 2021	FYE 2020	4Q 2020	3Q 2020	2Q 2020	1Q 2020
CDIM	$37.4	$175.5	$38.2	$47.1	$41.1	$49.2
MPS	$17.3	$79.3	$18.1	$17.6	$16.2	$27.3
AIM	$3.0	$12.3	$3.1	$2.9	$2.7	$3.6
Equipment and supplies	$3.9	$22.3	$4.9	$4.7	$4.4	$8.4
For the first quarter 2021, construction document and information management (CDIM) sales declined 23.9% compared to prior year, primarily due to the effects of the COVID-19 pandemic. The impact of the pandemic on CDIM was not as pronounced as other parts of our business due to the expansion of products and services beyond the construction vertical and our historical print segments that resulted from the reconfiguration of our sales and marketing functions in late-2019, as well as demand for COVID-19-related and other color signage.
For the first quarter 2021, MPS sales declined 36.5% year-over-year. MPS sales declined due to the pandemic, primarily due to the lack of workers in offices where our services are provided.
For the first quarter 2021, archiving and information management (AIM) sales decreased 16.0% year-over-year. Sales decreases in AIM were driven by reasons similar to MPS, primarily attributable to the lack of workers in offices, causing a reduction in scanning opportunities.
For the first quarter 2021, equipment and supplies sales declined 52.9% year-over-year. Declines were driven primarily by constrained capital spending in China and the U.S. due to the pandemic.
Gross Profit

In millions unless otherwise indicated	1Q 2021	FYE 2020	4Q 2020	3Q 2020	2Q 2020	1Q 2020
Gross profit	$18.8	$92.9	$20.7	$24.2	$20.4	$27.6
Gross margin	30.4%	32.1%	32.1%	33.4%	31.8%	31.2%
Despite the 30.2% drop in net sales due to the COVID-19 pandemic, gross margins for the first quarter 2021 only dropped by 80 basis points year-over-year and still remained above 30% due to the drop in low margin Equipment and Supplies sales in China and cost savings initiated in response to the pandemic.
Selling, General and Administrative Expenses

In millions	1Q 2021	FYE 2020	4Q 2020	3Q 2020	2Q 2020	1Q 2020
Selling, general and administrative expenses	$17.0	$79.0	$18.2	$19.2	$17.3	$24.3
Selling, general and administrative (SG&A) expenses in the first quarter 2021 declined by 30.2% year-over-year. The decrease was due to cost savings initiated in response to the COVID-19 pandemic.

Net Income and Earnings Per Share

In millions unless otherwise indicated	1Q 2021	FYE 2020	4Q 2020	3Q 2020	2Q 2020	1Q 2020
Net income attributable to ARC – GAAP	$0.8	$6.2	$1.3	$2.8	$1.5	$0.7
Adjusted net income attributable to ARC	$0.9	$6.3	$1.0	$2.9	$1.2	$1.2

Earnings per share attributable to ARC
Diluted EPS – GAAP	$0.02	$0.14	$0.03	$0.07	$0.03	$0.02
Adjusted diluted EPS	$0.02	$0.15	$0.02	$0.07	$0.03	$0.03
Year-over-year increase in GAAP net income attributable to ARC was driven by a decrease in income taxes.
Cash Provided by Operating Activities

In millions	1Q 2021	FYE 2020	4Q 2020	3Q 2020	2Q 2020	1Q 2020
Cash provided by operating activities	$5.4	$54.5	$15.5	$12.8	$23.5	$2.8
The increase in cash flows from operations during the first quarter of 2021, compared to the same period in 2020, resulted from improved management of operating assets and liabilities, and aggressive cash management initiatives instituted in response to the COVID-19 pandemic.
EBITDA

In millions	1Q 2021	FYE 2020	4Q 2020	3Q 2020	2Q 2020	1Q 2020
EBITDA	$8.4	$43.2	$9.9	$12.1	$10.3	$10.9
Adjusted EBITDA	$8.8	$44.8	$10.2	$12.5	$10.7	$11.4
Decline in EBITDA and adjusted EBITDA in the first quarter of 2021 were driven by a significant decline in sales. However, EBITDA margin increased by 130 basis points primarily due to significant declines in selling, general and administrative expenses as noted above.

	Three Months Ended
	March 31,
Sales from Services and Product Lines as a Percentage of Net Sales	2021	2020
CDIM	60.6%	55.6%
MPS	28.1%	30.9%
AIM	4.9%	4.1%
Equipment and supplies sales	6.4%	9.4%

Outlook
Due to the economic uncertainty driven by the COVID-19 pandemic, ARC has not issued a forecast for 2021. Management will consider circumstances on a quarterly basis and determine whether the Company will issue a forecast in the future if more reliable indicators become available.
Teleconference and Webcast
ARC Document Solutions will hold a conference call with investors and analysts on Tuesday, May 4, 2021, at 2 P.M. Pacific Time (5 P.M. Eastern Time) to discuss results for the Company's 2021 first quarter. To access the live audio call, dial (833) 968-2212. International callers may join the conference by dialing (778) 560-2897. The conference code is 9468408 and will be required to dial in to the call. A live webcast will also be made available on the investor relations page of ARC Document Solution's website at http://ir.e-arc.com. A replay of the webcast will be available on the website following the call's conclusion.
About ARC Document Solutions (NYSE: ARC)
ARC provides a wide variety of document distribution and graphic production services to facilitate communication for professionals in the design, marketing, commercial real estate, construction and related fields. Follow ARC at www.e-arc.com.
Forward-Looking Statements
This press release contains forward-looking statements that are based on current opinions, estimates and assumptions of management regarding future events and the future financial performance of the Company, including forward-looking statements related to the impact of the COVID-19 pandemic on the Company’s operations. Words and phrases such as “continues to provide us with new opportunities to expand our customer base”, “focus on growing our base well-beyond the construction vertical”, “very favorable credit facility that leaves us well-positioned for growth over the next five years”, and similar expressions identify forward-looking statements and all statements other than statements of historical fact, including, but not limited to, any projections regarding earnings, revenues and financial performance of the Company, could be deemed forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. In addition to matters affecting the construction, managed print services, document management or reprographics industries, or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the section titled "Part I - Item 1A. Risk Factors" of ARC Document Solution's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact Information:
David Stickney
VP Corporate Communications & Investor Relations
925-949-5114

ARC Document Solutions, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)
	March 31,	December 31,
Current assets:	2021	2020
Cash and cash equivalents	$49,460	$54,950
Accounts receivable, net of allowances for accounts receivable of $2,294 and $2,357	36,847	36,279
Inventory	9,751	9,474
Prepaid expenses	4,029	4,065
Other current assets	3,180	3,979
Total current assets	103,267	108,747
Property and equipment, net of accumulated depreciation of $222,665 and $219,834	52,874	57,830
Right-of-use assets from operating leases	35,749	37,859
Goodwill	121,051	121,051
Other intangible assets, net	441	515
Deferred income taxes	16,819	17,261
Other assets	2,110	2,175
Total assets	$332,311	$345,438
Current liabilities:
Accounts payable	$19,468	$18,661
Accrued payroll and payroll-related expenses	8,868	10,088
Accrued expenses	16,541	17,783
Current operating lease liabilities	11,421	12,158
Current portion of finance leases	16,600	17,557
Total current liabilities	72,898	76,247
Long-term operating lease liabilities	31,584	33,561
Long-term debt and finance leases	71,780	79,679
Other long-term liabilities	1,672	1,615
Total liabilities	177,934	191,102
Commitments and contingencies
Shareholders’ equity:
ARC Document Solutions, Inc. shareholders’ equity:
Preferred stock, $0.001 par value, 25,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 150,000 shares authorized; 49,433 and 49,422 shares issued and 42,733 and 42,792 shares outstanding	49	49
Additional paid-in capital	128,108	127,755
Retained earnings	37,250	37,308
Accumulated other comprehensive loss	(2,708)	(2,787)
	162,699	162,325
Less cost of common stock in treasury, 6,700 and 6,630 shares	14,813	14,657
Total ARC Document Solutions, Inc. shareholders’ equity	147,886	147,668
Noncontrolling interest	6,491	6,668
Total equity	154,377	154,336
Total liabilities and equity	$332,311	$345,438

ARC Document Solutions, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)	Three Months Ended
	March 31,
	2021	2020
Net sales	$61,730	$88,425
Cost of sales	42,943	60,828
Gross profit	18,787	27,597
Selling, general and administrative expenses	16,995	24,338
Amortization of intangible assets	75	597
Income from operations	1,717	2,662
Other income, net	(11)	(16)
Interest expense, net	620	1,109
Income before income tax provision	1,108	1,569
Income tax provision	496	1,107
Net income	612	462
Loss attributable to the noncontrolling interest	177	221
Net income attributable to ARC Document Solutions, Inc. shareholders	$789	$683
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.02	$0.02
Diluted	$0.02	$0.02
Weighted average common shares outstanding:
Basic	42,264	43,676
Diluted	42,634	43,811

ARC Document Solutions, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)	Three Months Ended
	March 31,
	2021	2020
Cash flows from operating activities
Net income	$612	$462
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for accounts receivable	(36)	266
Depreciation	6,449	7,407
Amortization of intangible assets	75	597
Amortization of deferred financing costs	16	16
Stock-based compensation	339	504
Deferred income taxes	392	751
Deferred tax valuation allowance	60	290
Other non-cash items, net	(38)	(18)
Changes in operating assets and liabilities:
Accounts receivable, net	(504)	(1,995)
Inventory	(290)	1,027
Prepaid expenses and other assets	3,350	3,404
Accounts payable and accrued expenses	(5,050)	(9,937)
Net cash provided by operating activities	5,375	2,774
Cash flows from investing activities
Capital expenditures	(568)	(1,121)
Other	131	73
Net cash used in investing activities	(437)	(1,048)
Cash flows from financing activities
Proceeds from issuance of common stock under Employee Stock Purchase Plan	14	20
Share repurchases	(156)	(2,432)
Payments on finance leases	(4,817)	(4,602)
Borrowings under revolving credit facilities	15,000	40,000
Payments under revolving credit facilities	(20,000)	(25,000)
Dividends paid	(422)	(443)
Net cash (used in) provided by financing activities	(10,381)	7,543
Effect of foreign currency translation on cash balances	(47)	(484)
Net change in cash and cash equivalents	(5,490)	8,785
Cash and cash equivalents at beginning of period	54,950	29,425
Cash and cash equivalents at end of period	$49,460	$38,210
Supplemental disclosure of cash flow information
Noncash investing and financing activities
Finance lease obligations incurred	$874	$5,353
Operating lease obligations incurred	$418	$3,498

ARC Document Solutions, Inc. Net Sales by Product Line (In thousands) (Unaudited)
	Three Months Ended
	March 31,
	2021	2020
CDIM	$37,434	$49,160
MPS	17,334	27,308
AIM	3,025	3,600
Equipment and supplies sales	3,937	8,357
Net sales	$61,730	$88,425

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of cash flows provided by operating activities to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended
	March 31,
	2021	2020
Cash flows provided by operating activities	$5,375	$2,774
Changes in operating assets and liabilities	2,494	7,501
Non-cash expenses, including depreciation and amortization	(7,257)	(9,813)
Income tax provision	496	1,107
Interest expense, net	620	1,109
Loss attributable to the noncontrolling interest	177	221
Depreciation and amortization	6,524	8,004
EBITDA	8,429	10,903
Stock-based compensation	339	504
Adjusted EBITDA	$8,768	$11,407

See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of net income attributable to ARC Document Solutions, Inc. to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended
	March 31,
	2021	2020
Net income attributable to ARC Document Solutions, Inc.	$789	$683
Interest expense, net	620	1,109
Income tax provision	496	1,107
Depreciation and amortization	6,524	8,004
EBITDA	8,429	10,903
Stock-based compensation	339	504
Adjusted EBITDA	$8,768	$11,407
See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc.
Non-GAAP Measures
Reconciliation of net income attributable to ARC Document Solutions, Inc. to unaudited adjusted net income attributable to ARC Document Solutions, Inc.
(In thousands, except per share data)
(Unaudited)
	Three Months Ended
	March 31,
	2021	2020
Net income attributable to ARC Document Solutions, Inc.	$789	$683
Deferred tax valuation allowance and other discrete tax items	131	499
Adjusted net income attributable to ARC Document Solutions, Inc.	$920	$1,182

Actual:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.02	$0.02
Diluted	$0.02	$0.02
Weighted average common shares outstanding:
Basic	42,264	43,676
Diluted	42,634	43,811

Adjusted:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.02	$0.03
Diluted	$0.02	$0.03
Weighted average common shares outstanding:
Basic	42,264	43,676
Diluted	42,634	43,811
See Non-GAAP Financial Measures discussion below.

Non-GAAP Financial Measures
EBITDA and related ratios presented in this report are supplemental measures of our performance that are not required by or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating, investing or financing activities as a measure of our liquidity.
EBITDA represents net income before interest, taxes, depreciation and amortization.
We have presented EBITDA and related ratios because we consider them important supplemental measures of our performance and liquidity. We believe investors may also find these measures meaningful, given how our management makes use of them. The following is a discussion of our use of these measures.
We use EBITDA to measure and compare the performance of our operating segments. Our operating segments’ financial performance includes all of the operating activities except debt and taxation which are managed at the corporate level for U.S. operating segments. We use EBITDA to compare the performance of our operating segments and to measure performance for determining consolidated-level compensation. In addition, we use EBITDA to evaluate potential acquisitions and potential capital expenditures.
EBITDA and related ratios have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:

•They do not reflect our cash expenditures, or future requirements for capital expenditures and contractual commitments;
•They do not reflect changes in, or cash requirements for, our working capital needs;
•They do not reflect the significant interest expense, or the cash requirements necessary, to service interest or principal payments on our debt;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•Other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, EBITDA and related ratios should not be considered as measures of discretionary cash available to us to invest in business growth or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and related ratios only as supplements.
Our presentation of adjusted net income and adjusted EBITDA is an attempt to provide meaningful comparisons to our historical performance for our existing and future investors. The unprecedented changes in our end markets over the past several years have required us to take measures that are unique in our history and specific to individual circumstances. Comparisons inclusive of these actions make normal financial and other performance patterns difficult to discern under a strict GAAP presentation. Each non-GAAP presentation, however, is explained in detail in the reconciliation tables above.
Specifically, we have presented adjusted net income attributable to ARC and adjusted earnings per share attributable to ARC shareholders for the three months ended March 31, 2021 and 2020 to reflect the exclusion of changes in the valuation allowances related to certain deferred tax assets and other discrete tax items. This presentation facilitates a meaningful comparison of our operating results for the three months ended March 31, 2021 and 2020.
We have presented adjusted EBITDA for the three months ended March 31, 2021 and 2020 to exclude stock-based compensation expense. The adjustment of EBITDA is consistent with the definition of adjusted EBITDA in our credit agreement; therefore, we believe this information is useful to investors in assessing our financial performance.